Exhibit 99.1

Contact:
Meredith Bandy	1.980.999.5168

Albemarle Reports Net Sales Increase of 10% for Third Quarter 2023

CHARLOTTE, N.C. – Nov. 1, 2023 - Albemarle Corporation (NYSE: ALB), a global leader in providing essential elements for mobility, energy, connectivity and health, today announced its results for the third quarter ended September 30, 2023.

Third-Quarter 2023 and Recent Highlights
(Unless otherwise stated, all percentage changes represent year-over-year comparisons)

•Net sales of $2.3 billion, an increase of 10%
•Net income of $302.5 million, or $2.57 per diluted share
•Adjusted diluted EPS of $2.74
•Adjusted EBITDA of $453.3 million
•Signed agreements with Caterpillar Inc. to collaborate on solutions to support the full circular battery value chain and sustainable mining operations
•Received $90 million critical materials award from the U.S. Department of Defense to support restart of Kings Mountain, NC mine
•Completed the previously disclosed transaction to amend and simplify the MARBL joint venture with Mineral Resources Limited
•On track to achieve more than $170 million in productivity benefits in 2023
•2023 net sales are now expected to increase approximately 30% to 35% year-over-year and 2023 adjusted EBITDA is expected to be flat to slightly down year-over-year

“Albemarle grew net sales by 10%, driven by higher volumes in our Energy Storage business,” said Albemarle CEO Kent Masters. “In the third quarter, we formed new strategic partnerships and streamlined our existing MARBL joint venture to better position Albemarle for long-term growth. Our investments across the globe continue to progress, with the Meishan project ahead of schedule for completion in early 2024. Through our operating model, Albemarle Way of Excellence, we are on track to achieve more than $170 million in productivity benefits in 2023 and expect to achieve additional benefits in 2024 as we continue to operate with a disciplined approach.”

2023 Corporate Outlook
The company’s full-year 2023 outlook reflects expected financial performance assuming recent lithium market pricing continues for the remainder of the year, as consistent with our standard practice. Net sales are expected to increase 30% to 35% over the prior year, primarily driven by new mining and conversion capacity delivering 30% to 35% volumetric growth in Energy Storage. Adjusted EBITDA is expected to be flat to down 5% year over year, primarily due to lower Energy Storage pricing as well as the realization of higher spodumene pricing in costs of goods sold from our JV-owned mines. Net cash from operations is expected to be in the range of $600 million to $800 million for the full year 2023. The company’s capital expenditures are expected to be between $1.9 billion and $2.1 billion for 2023.

	FY 2023 Outlook as of August 2, 2023	FY 2023 Outlook as of November 1, 2023
Net sales	$10.4 - $11.5 billion	$9.5 - $9.8 billion
Adjusted EBITDA(a)	$3.8 - $4.4 billion	$3.2 - $3.4 billion
Adjusted EBITDA Margin(a)	37% - 38%	34% - 35%
Adjusted Diluted EPS(a)	$25.00 - $29.50	$21.50 - $23.50
Net Cash from Operations	$1.2 - $1.8 billion	$600 - $800 million
Capital Expenditures	$1.9 - $2.1 billion	$1.9 - $2.1 billion
(a)    The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. See “Additional Information regarding Non-GAAP Measures” for more information.

Third Quarter 2023 Results

In millions, except per share amounts	Q3 2023	Q3 2022	$ Change	% Change
Net sales	$2,310.6	$2,091.8	$218.8	10.5%
Net income attributable to Albemarle Corporation	$302.5	$897.2	$(594.7)	(66.3)%
Adjusted EBITDA(a)	$453.3	$1,190.0	$(736.7)	(61.9)%
Diluted earnings per share	$2.57	$7.61	$(5.04)	(66.2)%
Non-operating pension and OPEB items(a)	—	(0.03)
Non-recurring and other unusual items(a)	0.17	(0.08)
Adjusted diluted earnings per share(a)(b)	$2.74	$7.50	$(4.76)	(63.5)%

(a)    See Non-GAAP Reconciliations for further details.
(b)    Totals may not add due to rounding.

Net sales for the third quarter of 2023 were $2.3 billion compared to $2.1 billion for the prior-year quarter. The 10% increase was driven by increased volumes in Energy Storage and higher pricing in Ketjen. Net income attributable to Albemarle of $302.5 million decreased by $594.7 million and adjusted EBITDA of $453.3 million decreased by $736.7 million from the prior-year quarter primarily due to lower lithium market pricing and higher spodumene pricing in costs of goods sold being only partially offset by higher equity income due to inventory timing.

The effective income tax rate for the third quarter of 2023 was 5.4% compared to 22.7% in the same period of 2022. On an adjusted basis, the effective income tax rates were 3.1% and 23.2% for the third quarter of 2023 and 2022, respectively, with the decrease primarily due to changes in the geographic income mix.

Business Segment Results
Beginning January 1, 2023, the company re-segmented its operating business units. The results from 2022 are recast to align with the new structure.

Energy Storage Results

In millions	Q3 2023	Q3 2022	$ Change	% Change
Net Sales	$1,697.2	$1,414.1	$283.1	20.0%
Adjusted EBITDA	$407.5	$1,084.6	$(677.2)	(62.4)%

Energy Storage net sales for the third quarter of 2023 were $1.7 billion, an increase of $283.1 million (+20%) due to higher volumes (+40%) related to the La Negra III/IV expansion in Chile, production from our processing plant in Qinzhou, China, and higher tolling volumes to meet growing customer demand. Adjusted EBITDA of $407.5 million decreased $677.2 million as higher spodumene pricing in costs of goods sold was only partially offset by higher equity income due to inventory timing.

2023 Energy Storage Outlook
Energy Storage net sales for the full year are estimated to range between $7.0 billion and $7.2 billion, below our previous outlook primarily due to lower lithium market index pricing. Energy Storage volumes are projected to increase 30% to 35% in 2023 compared to 2022. Full year realized pricing increases are expected to range from 15% to 20% compared to the prior year, assuming recent lithium market prices continue through the remainder of 2023. Adjusted EBITDA is anticipated to be between $2.9 billion and $3.0 billion, below our previous outlook due to lower expected pricing and lower sales volumes at our Talison joint venture.

In October, Albemarle finalized simplified commercial arrangements related to its MARBL joint venture. Under the revised agreements, Albemarle will take full ownership of the Kemerton lithium processing facility and 50% ownership of the Wodgina spodumene mine in Australia and will retain full ownership of the Qinzhou and Meishan lithium processing facilities in China.

Albemarle continues to expand its global portfolio of lithium conversion capacity and world-class resource portfolio with several notable developments in the third quarter. In August, the company completed a $82 million investment in Patriot Battery Metals and continues to assess potential high-return organic and inorganic opportunities. In Chile, the Salar Yield Improvement Project is ramping to capacity as expected. In China, the construction of Meishan is progressing on-budget and ahead of schedule with mechanical completion expected in early 2024.

Specialties Results

In millions	Q3 2023	Q3 2022	$ Change	% Change
Net Sales	$352.7	$441.9	$(89.2)	(20.2)%
Adjusted EBITDA	$46.3	$133.6	$(87.3)	(65.3)%

Specialties net sales for the third quarter of 2023 were $352.7 million, a decrease of $89.2 million (-20%) primarily due to lower volumes (-7%) and lower prices (-13%). Adjusted EBITDA of $46.3 million decreased $87.3 million. Both volumes and prices were impacted by weaker demand, particularly for consumer electronics.

2023 Specialties Outlook
Albemarle is updating its 2023 outlook for Specialties net sales to approximately $1.5 billion, with adjusted EBITDA estimated from $300 million to $320 million. Adjusted EBITDA 2023 margins are expected to be down year-over-year primarily due to continued weakness in certain end-use markets including consumer and industrial electronics and elastomers partially offset by strong demand in other end-markets, such as pharmaceuticals, agriculture and oilfield services. We continue to monitor the impact of the ongoing situation in the Middle East on our operations. To date, Specialties operations continue as usual without supply chain disruption.

Ketjen Results

In millions	Q3 2023	Q3 2022	$ Change	% Change
Net Sales	$260.7	$235.8	$24.9	10.6%
Adjusted EBITDA	$15.2	$4.6	$10.5	227.1%

Ketjen net sales of $260.7 million for the third quarter of 2023 were up 11% compared to the previous year due to higher prices (+8%), primarily from fluid catalytic cracking and clean fuel technologies. Adjusted EBITDA of $15.2 million increased $10.5 million largely due to higher prices and lower energy costs.

2023 Ketjen Outlook
Albemarle expects Ketjen net sales of approximately $1.1 billion and an adjusted EBITDA range of $100 million to $120 million for 2023. The reduced adjusted EBITDA outlook primarily reflects impacts from timing of shipments and customer mix.

Cash Flow and Capital Deployment
Cash from operations of $1.4 billion for the nine-months ended September 30, 2023 increased $467.9 million versus the prior year period. This was driven by increased adjusted EBITDA and dividends received from equity investments, partially offset by working capital changes that were primarily due to the increase in receivables and inventories from higher lithium prices. Capital expenditures of $1.5 billion increased by $649.3 million versus the prior-year period as the company invested in Energy Storage and Specialties capacity to support growth.

Albemarle’s primary capital allocation priorities are to invest in organic and inorganic opportunities to drive profitable growth, maintain its financial flexibility and investment grade credit rating, and fund its dividends.

Balance Sheet and Liquidity
As of September 30, 2023, Albemarle had estimated liquidity of approximately $3.1 billion, including $1.6 billion of cash and equivalents, $1.3 billion available under its revolver and $186.1 million available under other credit lines. Total debt was $3.7 billion, representing our debt covenant net debt to adjusted EBITDA of approximately 0.4 times.

Earnings Call

Date:	Thursday, November 2, 2023
Time:	9:00 AM Eastern time
Dial-in (U.S.):	1.888.330.2007
Dial-in (International):	1.646.960.0105
Passcode:	5205664

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle
Albemarle Corporation (NYSE: ALB) leads the world in transforming essential resources into critical ingredients for mobility, energy, connectivity, and health. We partner to pioneer new ways to move, power, connect and protect with people and planet in mind. A reliable and high-quality global supply of lithium and bromine allow us to deliver advanced solutions for our customers. Learn more about how the people of Albemarle are enabling a more resilient world at albemarle.com and on Twitter @AlbemarleCorp.

Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, Securities and Exchange Commission (“SEC”) filings and other information regarding the company, its businesses and the markets it serves.

Forward-Looking Statements
This press release contains statements concerning our expectations, anticipations and beliefs regarding the future, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties, often contain words such as “anticipate,” “believe,” “estimate,” “expect,” “guidance,” “intend,” “may,” “outlook,” “should,” “would,” and “will”. Forward-looking statements may include statements regarding expected: financial and operating results, production capacity, volumes, and prices, demand for Albemarle’s products, capital projects, acquisition and divestiture transactions, market and economic trends, and all other information relating to matters that are not historical facts. Factors that could cause Albemarle’s actual results to differ materially from the outlook expressed or implied in any forward-looking statement include: changes in economic and business conditions; financial and operating performance of customers; timing and magnitude of customer orders; fluctuations in lithium market prices; production volume shortfalls; increased competition; changes in product demand; availability and cost of raw materials and energy; technological change and development; fluctuations in foreign currencies; changes in laws and government regulation; regulatory actions, proceedings, claims or litigation; cyber-security breaches, terrorist attacks, industrial accidents or natural disasters; political unrest and war, including the situation in the Middle East and military conflicts in Ukraine; changes in inflation or interest rates; volatility in the debt and equity markets; acquisition and divestiture transactions; timing and success of projects; performance of Albemarle’s partners in joint ventures and other projects; changes in credit ratings; and the other factors detailed from time to time in the reports Albemarle files with the SEC, including those described under “Risk Factors” in Albemarle’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are filed with the SEC and available on the investor section of Albemarle’s website (investors.albemarle.com) and on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this press release. Albemarle assumes no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net sales	$2,310,596	$2,091,805	$7,261,038	$4,699,126
Cost of goods sold	2,255,662	1,047,991	5,371,077	2,625,858
Gross profit	54,934	1,043,814	1,889,961	2,073,268
Selling, general and administrative expenses	173,866	134,479	725,242	375,989
Research and development expenses	21,082	18,358	62,972	51,827
Loss on sale of interest in properties	—	—	—	8,400
Operating (loss) profit	(140,014)	890,977	1,101,747	1,637,052
Interest and financing expenses	(29,332)	(29,691)	(81,686)	(98,934)
Other income, net	11,182	7,974	147,628	32,237
(Loss) income before income taxes and equity in net income of unconsolidated investments	(158,164)	869,260	1,167,689	1,570,355
Income tax (benefit) expense	(8,551)	196,938	311,399	366,486
(Loss) income before equity in net income of unconsolidated investments	(149,613)	672,322	856,290	1,203,869
Equity in net income of unconsolidated investments (net of tax)	470,306	258,884	1,417,545	449,476
Net income	320,693	931,206	2,273,835	1,653,345
Net income attributable to noncontrolling interests	(18,160)	(33,991)	(82,679)	(95,974)
Net income attributable to Albemarle Corporation	$302,533	$897,215	$2,191,156	$1,557,371
Basic earnings per share	$2.58	$7.66	$18.68	$13.30
Diluted earnings per share	$2.57	$7.61	$18.60	$13.23

Weighted-average common shares outstanding – basic	117,349	117,136	117,304	117,106
Weighted-average common shares outstanding – diluted	117,783	117,869	117,797	117,749

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$1,601,668	$1,499,142
Trade accounts receivable	1,179,012	1,190,970
Other accounts receivable	528,744	185,819
Inventories	3,404,212	2,076,031
Other current assets	411,926	234,955
Total current assets	7,125,562	5,186,917
Property, plant and equipment	10,929,150	9,354,330
Less accumulated depreciation and amortization	2,620,535	2,391,333
Net property, plant and equipment	8,308,615	6,962,997
Investments	1,254,041	1,150,553
Other assets	328,518	250,558
Goodwill	1,606,077	1,617,627
Other intangibles, net of amortization	260,541	287,870
Total assets	$18,883,354	$15,456,522
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable to third parties	$1,812,168	$1,533,624
Accounts payable to related parties	795,088	518,377
Accrued expenses	689,106	505,894
Current portion of long-term debt	162,351	2,128
Dividends payable	46,661	46,116
Income taxes payable	436,238	134,876
Total current liabilities	3,941,612	2,741,015
Long-term debt	3,495,971	3,214,972
Postretirement benefits	32,797	32,751
Pension benefits	153,955	159,571
Other noncurrent liabilities	807,051	636,596
Deferred income taxes	289,529	480,770
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,174	1,172
Additional paid-in capital	2,945,975	2,940,840
Accumulated other comprehensive loss	(700,972)	(560,662)
Retained earnings	7,651,638	5,601,277
Total Albemarle Corporation shareholders’ equity	9,897,815	7,982,627
Noncontrolling interests	264,624	208,220
Total equity	10,162,439	8,190,847
Total liabilities and equity	$18,883,354	$15,456,522

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash and cash equivalents at beginning of year	$1,499,142	$439,272
Cash flows from operating activities:
Net income	2,273,835	1,653,345
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	285,801	215,280
Loss on sale of interest in properties	—	8,400
Stock-based compensation and other	29,465	24,649
Equity in net income of unconsolidated investments (net of tax)	(1,417,545)	(449,476)
Dividends received from unconsolidated investments and nonmarketable securities	1,939,225	350,895
Pension and postretirement benefit	5,925	(12,299)
Pension and postretirement contributions	(12,243)	(10,929)
Unrealized (gain) loss on investments in marketable securities	(36,740)	3,864
Loss on early extinguishment of debt	—	19,219
Deferred income taxes	(182,764)	77,968
Working capital changes	(1,332,042)	(1,004,236)
Non-cash transfer of 40% value of construction in progress of Kemerton plant to MRL	17,132	115,969
Other, net	(146,509)	(37,047)
Net cash provided by operating activities	1,423,540	955,602
Cash flows from investing activities:
Acquisitions, net of cash acquired	(43,207)	—
Capital expenditures	(1,465,193)	(815,934)
(Purchases) sales of marketable securities, net	(205,952)	3,132
Investments in equity investments and nonmarketable securities	(1,279)	(507)
Net cash used in investing activities	(1,715,631)	(813,309)
Cash flows from financing activities:
Repayments of long-term debt and credit agreements	—	(455,000)
Proceeds from borrowings of long-term debt and credit agreements	300,000	1,964,216
Other debt repayments, net	172,791	(391,067)
Fees related to early extinguishment of debt	—	(9,767)
Dividends paid to shareholders	(140,251)	(138,165)
Dividends paid to noncontrolling interests	(79,393)	(44,208)
Proceeds from exercise of stock options	117	1,590
Withholding taxes paid on stock-based compensation award distributions	(26,166)	(12,150)
Other	(191)	(4,198)
Net cash provided by financing activities	226,907	911,251
Net effect of foreign exchange on cash and cash equivalents	167,710	(110,013)
Increase in cash and cash equivalents	102,526	943,531
Cash and cash equivalents at end of period	$1,601,668	$1,382,803

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net sales:
Energy Storage	$1,697,163	$1,414,053	$5,403,910	$2,680,150
Specialties	352,722	441,928	1,142,802	1,354,950
Ketjen	260,711	235,824	714,326	664,026
Total net sales	$2,310,596	$2,091,805	$7,261,038	$4,699,126

Adjusted EBITDA:
Energy Storage	$407,476	$1,084,643	$2,745,680	$1,853,407
Specialties	46,307	133,558	268,665	433,534
Ketjen	15,159	4,635	72,584	31,337
Total segment adjusted EBITDA	468,942	1,222,836	3,086,929	2,318,278
Corporate	(15,655)	(32,870)	(5,657)	(86,173)
Total adjusted EBITDA	$453,287	$1,189,966	$3,081,272	$2,232,105

See accompanying non-GAAP reconciliations below.

Additional Information regarding Non-GAAP Measures

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and other post-employment benefit (“OPEB”) items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA (on a consolidated basis), EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA (on a consolidated basis), which are non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Reconciliation of adjusted EBITDA on a segment basis is also provided. Adjusted net income attributable to Albemarle Corporation is defined as net income before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, and other significant non-recurring items. EBITDA is defined as net income attributable to Albemarle Corporation before interest and financing expenses, income tax expense, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2023		2022		2023		2022
In thousands, except percentages and per share amounts	$	% of net sales	$	% of net sales	$	% of net sales	$	% of net sales
Net income attributable to Albemarle Corporation	$302,533		$897,215		$2,191,156		$1,557,371
Add back:
Non-operating pension and OPEB items (net of tax)	386		(3,936)		1,141		(12,021)
Non-recurring and other unusual items (net of tax)	19,674		(9,789)		210,094		24,023
Adjusted net income attributable to Albemarle Corporation	$322,593		$883,490		$2,402,391		$1,569,373

Adjusted diluted earnings per share	$2.74		$7.50		$20.39		$13.33

Weighted-average common shares outstanding – diluted	117,783		117,869		117,797		117,749

Net income attributable to Albemarle Corporation	$302,533	13.1%	$897,215	42.9%	$2,191,156	30.2%	$1,557,371	33.1%
Add back:
Interest and financing expenses	29,332	1.3%	29,691	1.4%	81,686	1.1%	98,934	2.1%
Income tax expense	(8,551)	(0.4)%	196,938	9.4%	311,399	4.3%	366,486	7.8%
Depreciation and amortization	105,445	4.6%	77,713	3.7%	285,801	3.9%	215,280	4.6%
EBITDA	428,759	18.6%	1,201,557	57.4%	2,870,042	39.5%	2,238,071	47.6%
Non-operating pension and OPEB items	620	—%	(5,027)	(0.2)%	1,833	—%	(15,345)	(0.3)%
Non-recurring and other unusual items	23,908	1.0%	(6,564)	(0.3)%	209,397	2.9%	9,379	0.2%
Adjusted EBITDA	$453,287	19.6%	$1,189,966	56.9%	$3,081,272	42.4%	$2,232,105	47.5%

Net sales	$2,310,596		$2,091,805		$7,261,038		$4,699,126

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income (expenses), net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Interest cost	$9,054	$5,857	$27,091	$17,683
Expected return on assets	(8,434)	(10,884)	(25,258)	(33,028)
Total	$620	$(5,027)	$1,833	$(15,345)

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Acquisition and integration related costs(1)	$0.07	$0.01	$0.14	$0.06
Loss on sale of interest in properties(2)	—	—	—	0.07
Loss on early extinguishment of debt(3)	—	—	—	0.13
Mark-to-market loss (gain) on public equity securities(4)	0.17	(0.07)	(0.21)	(0.07)
Legal accrual(5)	—	—	1.82	—
Other(6)	(0.08)	0.01	0.03	—
Tax related items(7)	0.01	(0.03)	—	0.01
Total non-recurring and other unusual items	$0.17	$(0.08)	$1.78	$0.20

(1)Costs related to the acquisition, integration and divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three and nine months ended September 30, 2023 were $10.0 million and $21.7 million ($7.8 million and $16.8 million after income taxes, or $0.07 and $0.14 per share), respectively, and for the three and nine months ended September 30, 2022 were $2.1 million and $9.2 million ($1.7 million and $7.2 million after income taxes, or $0.01 and $0.06 per share), respectively.

(2)Included in Loss on sale of interest in properties for the nine months ended September 30, 2022 is an expense of $8.4 million ($0.07 per share after no income tax impact) related to a post-measurement period Wodgina acquisition purchase price adjustment for a revised estimate of the obligation to construct the lithium hydroxide conversion assets in Kemerton due to cost overruns from supply chain, labor and COVID-19 pandemic related issues.

(3)Included in Interest and financing expenses for the nine months ended September 30, 2022 is a loss on early extinguishment of debt of $19.2 million ($14.9 million after income taxes, or $0.13 per share), representing the tender premiums, fees, unamortized discounts, unamortized deferred financing costs and accelerated amortization of associated interest rate swap from the redemption of the $425 million senior notes originally due in 2024 using the proceeds from the issuance of $1.7 billion in senior notes in May 2022.
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(4)Loss (gain) of $26.4 million and ($34.4) million ($20.5 million and ($25.2) million after income taxes, or $0.17 and ($0.21) per share) recorded in Other income, net for the three and nine months ended September 30, 2023, respectively, resulting from the net change in fair value of investments in public equity securities. The three and nine months ended September 30, 2022 included a gain of $10.6 million ($8.4 million, or $0.07 per share) for these changes in fair value of investments in public equity securities.

(5)Accrual of $218.5 million ($214.9 million after income taxes, or $1.82 per share) recorded in Selling, general and administrative expenses resulting from agreements in principle to resolve a previously disclosed legal matter with the U.S. Department of Justice and the SEC related to conduct in our Ketjen business prior to 2018.

(6)Other adjustments for the three months ended September 30, 2023 included amounts recorded in:
•Selling, general and administrative expenses - $1.8 million of separation and other severance costs to employees in Corporate and the Ketjen business which are primarily expected to be paid out during 2023, $0.7 million of facility closure expenses related to offices in Germany and $0.3 million of a loss from the sale of legacy properties not part of Albemarle’s operations.
•Other income, net - $8.2 million gain in the fair value of preferred equity from a Grace subsidiary and a $7.2 million gain resulting from insurance proceeds of a prior legal matter.
After income taxes, these net gains totaled $9.9 million, or $0.08 per share.

Other adjustments for the nine months ended September 30, 2023 included amounts recorded in:
•Selling, general and administrative expenses - $9.2 million of separation and other severance costs to employees in Corporate and the Ketjen business which are primarily expected to be paid out during 2023, $2.1 million of facility closure expenses related to offices in Germany, $1.9 million of charges primarily for environmental reserves at sites not part of our operations and $1.0 million primarily related to shortfall contributions for a multiemployer plan financial improvement plan.
•Other income, net - $10.9 million gain in the fair value of preferred equity of a Grace subsidiary and a $7.2 million gain resulting from insurance proceeds of a prior legal matter, partially offset by $3.9 million of a loss resulting from the adjustment of indemnification related to previously disposed businesses and $3.6 million of charges for asset retirement obligations at a site not part of our operations.
After income taxes, these net charges totaled $3.3 million, or $0.03 per share.

Other adjustments for the three months ended September 30, 2022 included amounts recorded in:
•Cost of goods sold - $2.7 million of expense related to one-time retention payments for certain employees during the Ketjen strategic review and business unit realignment.
•Selling, general and administrative expenses - $1.9 million of expense primarily related to one-time retention payments for certain employees during the Catalysts strategic review and business unit realignment and $1.4 million primarily related to facility closure expenses of offices in Germany.
•Other income, net - $3.0 million gain from the reversal of a liability related to a previous divestiture and a $1.1 million gain resulting from the adjustment of indemnification related to previously disposed businesses.
After income taxes, these net charges totaled $1.0 million, or $0.01 per share.

Other adjustments for the nine months ended September 30, 2022 included amounts recorded in:
•Cost of goods sold - $2.7 million of expense related to one-time retention payments for certain employees during the Ketjen strategic review and business unit realignment and $0.5 million of expense related to the settlement of a legal matter resulting from a prior acquisition.
•Selling, general and administrative expenses - $3.4 million primarily related to facility closure expenses related to offices in Germany, $2.8 million of charges for environmental reserves at sites not part of our operations and $1.9 million of expense related to one-time retention payments for certain employees during the Catalysts strategic review and business unit realignment, partially offset by $4.3 million of gains from the sale of legacy properties not part of our operations.
•Other income, net - $3.0 million gain from the reversal of a liability related to a previous divestiture, a $1.1 million gain resulting from the adjustment of indemnification related to previously disposed businesses and a $0.6 million gain related to a settlement received from a legal matter in a prior period.
After income taxes, these net charges totaled $1.3 million, or less than $0.01 per share.

(7)Included in Income tax expense for the three and nine months ended September 30, 2023 are discrete net tax expense of $1.3 million, or $0.01 per share and net tax benefits of $0.3 million, or less than $0.01 per share, respectively. The net expense primarily related to foreign return to provisions offset by excess tax benefits realized from stock-based compensation arrangements.

Included in Income tax expense for the three and nine months ended September 30, 2022 are discrete net tax benefits of $4.1 million, or $0.03 per share and net tax expense of $0.7 million, or $0.01 per share, respectively. The net benefit for the three months was primarily related to a tax benefit for global intangible low-taxed income and net discrete tax benefits related to excess tax benefits realized from stock-based compensation arrangements and foreign return to provisions. The discrete net expense for the nine months was primarily related to withholding taxes and foreign return to provisions, partially offset by a benefit for excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended September 30, 2023
As reported	$(158,164)	$(8,551)	5.4%
Non-recurring, other unusual and non-operating pension and OPEB items	24,528	4,468
As adjusted	$(133,636)	$(4,083)	3.1%

Three months ended September 30, 2022
As reported	$869,260	$196,938	22.7%
Non-recurring, other unusual and non-operating pension and OPEB items	(11,592)	2,133
As adjusted	$857,668	$199,071	23.2%

Nine months ended September 30, 2023
As reported	$1,167,689	$311,399	26.7%
Non-recurring, other unusual and non-operating pension and OPEB items	211,230	(5)
As adjusted	$1,378,919	$311,394	22.6%

Nine months ended September 30, 2022
As reported	$1,570,355	$366,486	23.3%
Non-recurring, other unusual and non-operating pension and OPEB items	13,252	1,250
As adjusted	$1,583,607	$367,736	23.2%